ShengdaTech, Inc. Reports 27.7% Year-over-Year Growth in Net Sales From Continuing Operations in the Second Quarter of 2010

Press Release Source: ShengdaTech, Inc. On Tuesday August 10, 2010, 8:07 am EDT

SHANGHAI, Aug. 10 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. (Nasdaq:SDTH - News) ("ShengdaTech" or "the Company"), a leading manufacturer of nano-precipitated calcium carbonate ("NPCC") in China, today reported its unaudited financial results for the three months and six months ended June 30, 2010.

Financial Highlights

--	Net revenue from continuing operations rose 27.7% year-over-year to$33.2 million;

--	Gross margin was 41.0%;

--	Earnings before interest, taxes, depreciation and amortization (EBITDA),a non-GAAP measurement, was $13.1 million, up 24.5% from the same quarter in 2009;

--	Operating income increased by 21.0% year-over-year to $11.5 million,with a 34.5% operating margin;

--	Net income from continuing operations for the second quarter of 2010 was $7.1 million, representing diluted EPS of $0.13;

--	Cash was $110.6 million;

--	Net cash from operating activities for the six months ended June 30,2010 was $20.4 million, up 35.7% from the same period in 2009.

Mr. Xiangzhi Chen, ShengdaTech's Chairman and CEO commented, "Our growth continued in the second quarter of 2010 as our enhanced R&D efforts have created much higher value-added products, which are generating robust sales. Our solid financial performance also comes from the economies-of-scale contributed by our increases in production capacity. We will continue to target the high-end markets and industries ideal for our nano-technology applications."

Mr. Chen further commented, "We believe that with our increased production capacity and on-going acquisition of limestone mining rights, along with our strong R&D support, we are well-positioned to achieve high gross margins. We remain confident in the industry's growth prospects and we are well positioned to sustain our demonstrated leadership and record of success in this sector."

Second Quarter 2010 Financial Results From Continuing Operations

Net revenues from continuing operations in the second quarter of 2010 increased by 27.7% to $33.2 million from $26.0 million in the second quarter of 2009. The net revenue increase is a result of expanded production capacity to meet the growing market demand as well as an increase in average selling price.

For the three months ended June 30, 2010, sales increased by $7.2 million compared to the same period last year. The increase was mainly due to a rise in sales volume of 14,067 metric tons resulting in a $6.8 million sales gain from the increased production of the Zibo, Shandong facility and the modest production from the mid-quarter start up of the Anhui facility. In addition, the average selling price for the three months ended June 30, 2010 was $485 per metric ton, an increase of $7 per metric ton from an average selling price of $478 per metric ton for the three months ended June 30, 2009. The higher average selling price was primarily due to changes in our pricing strategy and in our product mix based on market demands, which resulted in a $388,669 increase in sales.

For the three months ended June 30, 2010, sales of polyethylene ("PE") and latex applications increased by 15,810 and 5,234 metric tons respectively, compared to the three months ended June 30, 2009. Sales of paint and automobile undercoating applications remained stable compared to the three months ended June 30, 2009. Sales for tires, PVC, paper, and ink applications for the three months ended June 30, 2010 decreased by 3,881, 1,280, 268, and 1,852 metric tons respectively, primarily due to specific customers' needs and demand, and timing of their purchases. In addition, our sales process has adopted a strict customer screening program that evaluates customer credit and payment capacity as qualification criteria. As a result, certain customers were filtered out, particularly in these application areas. We believe that this process will be an effective means to qualify current and future customers, and will help in identifying credit worthy customers with higher- end applications.

Gross profit increased 19.7% to $13.6 million from $11.4 million in the same period of 2009. Gross margin decreased by 2.8%, from 43.8 % for the three months ended June 30, 2009 to 41.0% for the three months ended June 30, 2010. The decrease was mainly driven by the price increase in anthracite, one of the major components of raw materials, and soft coal, mainly used to power plant equipment, which combined had a negative impact to the margin by approximately 3.5%. In addition, the margin also decreased by 0.8% due to changes in the product mix sold during the three months ended June 30, 2010 compared to the same period of 2009. Such negative effect was offset by approximately 1.5% increase to the margin due to the increase in the average selling price.

Selling, general and administrative (SG&A) expenses amounted to $2.2 million, an increase of $0.3 million from $1.9 million in the second quarter of 2009. As a percentage of total revenues, SG&A expenses decreased to 6.5% for the second quarter of 2010 from 7.4% in the second quarter of 2009. Selling expenses were $616,325 in the second quarter of 2010, up from $531,028 in the same quarter of 2009. The increase in selling expenses was primarily due to the investment in the Company's Shanghai-based International Trade Department, specifically in growing the department's sales and marketing team and funding its expanded operations, which includes more proactive involvement in attending and participating in industry trade shows in Europe and the U.S., and in executing other sales support programs. Selling expenses were 1.9% of revenue compared to 2.1% in the second quarter of 2009. General and administrative (G&A) expenses were $1.6 million in the second quarter of 2010, as compared with $1.4 million in the same quarter of 2009. G&A expenses, as a percentage of revenue, declined to 4.6% in the second quarter of 2010 from 5.3% in the second quarter of 2009. The decline in the expenses as a percent of revenues was mainly attributable to effective cost-controls and greater production capacity generating higher sales and economies-of-scale.

Operating income increased by $1,991,164 or 21.0% for the three months ended June 30, 2010, compared to the three months ended June 30, 2009. The increase was consistent with our increase in sales.

Interest expense, related primarily to our convertible notes, was $3.4 million for the three months ended June 30, 2010, an overall increase of $1.1 million compared to the same period in 2009. Total interest expense included $1.4 million contractual coupon interest on the convertible notes, $0.3 million of amortization of debt issuance costs, and $1.7 million amortization of debt discount. The $1.1 million increase for the three months ended June 30, 2010 was comprised of a $0.4 million increase in the amortization of debt discount compared with the same period last year, and the capitalized interest for the three months ended June 30, 2010 decreased by $665,148, compared to the same period in 2009. The capitalized interest for the three months ended June 30, 2010 was immaterial.

Income tax expense rose to $1.0 million in the second quarter of 2010 versus $0.8 million in the second quarter last year. The effective income tax rate was 12.9% for the three-month period ended June 30, 2010, a decrease from 10.4% for the second quarter of 2009. The increase in our effective tax rate was primarily due to an increase in our Tai'an, Shandong facility income tax rate to 25.0% in 2010 from 12.5% in 2009.

Net income from continuing operations in the second quarter of 2010 increased to $7.1 million compared with $6.6 million in the same period last year. Fully diluted earnings per share from continuing operations for the second quarter of 2010 were $0.13, compared with fully diluted earnings from continuing operations per share of $0.12 in the same quarter of 2009.

Fully diluted weighted-average shares outstanding were 54,207,569 in the second quarter of 2010, down from 66,954,996 in the same quarter last year, primarily due to the fact that the number of potential common shares associated with the Company's convertible debt were anti-dilutive during the second quarter of 2010 and therefore were excluded from the diluted earnings per share computation.

EBITDA was $13.1 million in the second quarter of 2010, up 24.5% from $10.5 million in the same quarter of 2009.

Six-Month Results From Continuing Operations

Total revenue for the first six months of 2010 increased by 35.9% year-over-year to $63.5 million from $46.7 million in the first six months last year. Gross profit for the first six months of 2010 was $26.3 million, up 32.5% from the gross profit of $19.9 million in the same period last year. Gross margin was 41.5% for the first six months of 2010. Income from operations was $22.2 million, up 35.4% from $16.4 million in the first six months of 2009, and the operating margin for the first six months of 2010 was 34.9% in line with the same period of 2009. Net income from continuing operation for the first six months of 2010 was $13.8 million, with fully diluted earnings per share of $0.25.

Financial Condition

As of June 30, 2010, the Company had cash of $110.6 million, compared with $116.0 million at the end of December 2009. The Company's cash position at June 30, 2010 exceeds total liabilities. Days Sales Outstanding (DSO), a measure of receivables collection activity, were 60 days in the six months ended June 30, 2010 and 53 days in six months ended December 31, 2009. As of the end of June 2010, there was no overdue accounts receivable. Total shareholders' equity rose to $185.3 million at June 30, 2010, from $170.6 million at December 31, 2009.

Net cash flow provided by operating activities increased to $20.4 million during the six months ended June 30, 2010, from $15.1 million for the same period of 2009, primarily due to the increased sales. The Company continued to invest in expanding its capacity in the second quarter of 2010. It spent a total of almost $26.0 million, of which $3.8 million was the payment for the Company's December 2009 acquisition of Anhui facility, $16.2 million was for additional land use rights for the Anhui Facility, and the remainder was for the purchase of plant and equipment and mining rights.

Mr. Andrew Chen, the Company's Chief Financial Officer, commented, "As our superior product line, with our patent-protected membrane-dispersion technology, enables us to gain market penetration and strengthen pricing power, we continue to exercise prudent cash management and focus on cash-flow generation. With our leading position in the industry, notable financial accomplishments, outstanding business growth, and a track record of effective execution of our comprehensive strategic plan, we believe we will continue to deliver increasing value to our shareholders and the investment community."

Recent Developments

The Company has established relationships with more than ten prospective asphalt customers, and recently received favorable test feedback from these asphalt producers indicating that its NPCC product for the large modified- asphalt market in China holds promising potential. Utilizing the Company's proprietary advanced membrane-dispersion technology, NPCC's compatibility with asphalt materials can be enhanced. Testing has shown that NPCC improves the heat resistance of the base asphalt as well as enhances other asphalt properties such as spalling resistance, water stability, and wear and tear resistance. NPCC can also lower the production cost of modified asphalt due to reduced use of SBS modifier while at the same time maintaining the heat resistance of the SBS-modified asphalt.

On June 1, 2010, the Company entered into a land use rights transfer agreement to purchased 335,889 square meters (approximately 83.00 acres) land use rights with a beneficial period of 50 years for a purchase price of RMB 94,317,631 (approximately $13,852,720), including title tax of RMB 3,627,601 (approximately $532,797).

On May 25, 2010, the Company entered into an agreement to purchase three- year mining rights for approximately 11.61 million metric tons of limestone reserves for its Shaanxi facility for RMB 1,800,000 (approximately $264,372). The Company paid RMB 720,000 (approximately $105,749) for such mining rights in June 2010, which has been recorded as a deposit for mining rights on the accompanying unaudited condensed consolidated balance sheet as of June 30, 2010. In July 2010 the Company paid the remaining balance of RMB 1,080,000 (approximately $159,000) due under the contract. The Company plans to utilize third parties for mining and processing operations to ensure the supply of raw material to the Shaanxi facility and does not plan to engage in any mining or processing operations.

Business Outlook

ShengdaTech completed repairs and maintenance, as well as equipment and technological upgrades, at its recently acquired NPCC facility in Chaodong, Anhui Province. The facility began production in the second quarter of 2010 and the Company expects to ramp up production in the second half of 2010. This facility will have a planned annual capacity of 10,000 metric tons.

The total planned annual NPCC production capacity for 2010 is expected to reach approximately 300,000 metric tons by year end with the addition of new lines totaling 40,000 metric tons in Zibo and the 10,000 metric tons production facility in Anhui.

The Company maintains its 2010 guidance for revenue and net income from continuing operations to be in the range of $123.0 million to $126.0 million and $25.0 million to $27.0 million, respectively.

Conference Call

The Company will host a conference call, to be simultaneously web cast, on August 10, 2010, at 9:00 a.m. Eastern Daylight Time or 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-407-9205 (North America) or +1 201-689-8054 (International), approximately 10 minutes before the call start time. A live web cast of the conference call will be available on the Company's Website at http://www.shengdatechinc.com .

A replay will be available shortly after the conclusion of the conference call until August 17, 2010 at 11:59 p.m. EDT or August 18, 2010 at 11:59 a.m. Beijing Time. To access the replay, dial 1-877-660-6853 and international callers should dial +1 201-612-7415. The account number is 286 and the conference ID number for the replay is 354274.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling NPCC products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia and India. For more information, please log on http://www.shengdatechinc.com .

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release made by ShengdaTech constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

About Non-GAAP Disclosure

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

For more information, please contact:

Andrew Chen
Chief Financial Officer
ShengdaTech, Inc.
Phone: +86-21-5835-8738
Email: Andrew.chen@shengdatech.com

Kevin Theiss
Investor Relations
Grayling
Phone: +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables Follow -

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:

Cash	$110,631,199	$115,978,763
Accounts receivable	6,027,253	4,600,722
Inventories	2,128,634	2,018,283
Prepaid expenses and other receivables	2,777,109	3,947,086
Income tax refund receivable	1,455,906	1,455,906
Debt issuance costs	1,117,162	--
Current assets of discontinued operations	805,351	801,983
Assets held for sale	1,725,693	1,718,475
Total current assets	126,668,307	130,521,218

Property, plant and equipment, net	124,784,177	123,099,860
Land use rights	31,587,224	15,432,743

Intangible assets	247,822	280,329
Debt issuance costs	--	1,720,209
Deposit for mining rights	105,749
Total assets	$283,393,279	$271,054,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,781,929	$3,998,532
Accrued expenses and other payables	4,604,115	4,737,356
Long-term convertible notes, current portion	82,651,856	--
Payable for acquisition	--	3,803,060
Income taxes payable	2,049,552	60,573
Due to related parties	715,118	1,572,427

Current liabilities of discontinued operations	42,339	42,068

Total current liabilities	93,844,909	14,214,016

Long-term convertible notes	--	79,298,539
Non-current income taxes payable	1,911,791	1,598,237
Note payable to related party	--	601,631
Deferred income tax liabilities	2,072,621	4,443,810
Non-current liabilities of discontinued operations	295,945	294,708
Total liabilities	98,125,266	100,450,941

Shareholders' equity:
Preferred Stock, par value: $0.00001, authorized: 10,000,000, outstanding, nil	--	--
Common Stock, par value: $0.00001, authorized: 100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	37,132,442	37,132,442
Statutory reserves	8,455,328	8,455,328
Retained earnings	124,857,064	111,197,045
Accumulated other comprehensive income	14,822,637	13,818,061
Total shareholders' equity	185,268,013	170,603,418

Commitments and contingencies

Total liabilities and shareholders' equity	$283,393,279	$271,054,359

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
				As restated

Net sales	$33,237,656	$26,018,533	$63,464,370	$46,690,886

Cost of goods sold	19,605,230	14,632,413	37,134,149	26,817,640

Gross profit	13,632,426	11,386,120	26,330,221	19,873,246

Operating expenses:
Selling	616,325	531,028	1,136,378	847,836
General and administrative	1,558,390	1,388,545	3,023,083	2,646,522
Total operating expenses	2,174,715	1,919,573	4,159,461	3,494,358

Operating income	11,457,711	9,466,547	22,170,760	16,378,888

Other income (expense):
Interest income	76,680	346,101	171,157	527,230
Interest expense	(3,399,506)	(2,355,005)	(6,665,422)	(4,803,912)
Gain on extinguishment of long-term convertible notes	--	--	--	1,624,844
Other expense, net	(10,741)	(57,570)	(13,818)	(59,827)
Other expense, net	(3,333,567)	(2,066,474)	(6,508,083)	(2,711,665)

Income from continuing operations before income taxes	8,124,144	7,400,073	15,662,677	13,667,223

Income tax expense	1,044,217	769,192	1,880,489	1,682,540
Income from continuing operations	7,079,927	6,630,881	13,782,188	11,984,683

Discontinued operations
Loss from discontinued operations before income taxes	(65,174)	(95,716)	(122,169)	(173,878)
Income tax expense	--	--	--	--

Loss from discontinued operations	(65,174)	(95,716)	(122,169)	(173,878)

Net income	$7,014,753	$6,535,165	$13,660,019	11,810,805

Basic earnings per share:
Income from continuing operations	$0.13	$0.12	$0.25	$0.22
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net income per share	$0.13	$0.12	$0.25	$0.22

Diluted earnings per share:
Income from continuing operations	$0.13	$0.12	$0.25	$0.21
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net income per share	$0.13	$0.12	$0.25	$0.21

Weighted-average shares outstanding:
Basic	54,202,036	54,202,036	54,202,036	54,202,036
Diluted	54,207,569	66,954,996	54,207,601	67,082,801

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2010	2009
		As restated
Cash flows from operating activities:
Net income	$13,660,019	$11,810,805
Loss from discontinued operations	(122,169)	(173,878)
Income from continuing operations	13,782,188	11,984,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,035,508	1,998,984
Land use rights expense	187,550	158,275
Amortization of debt issuance costs	603,046	614,708
Amortization of debt discount	3,353,317	2,637,671
Gain on extinguishment of long-term convertible notes	--	(1,624,844)
Deferred income tax	(2,371,579)	(807,280)
Share-based compensation expense	--	12,790
Changes in operating assets and liabilities:
Accounts receivable	(1,401,821)	542,047
Inventories	(101,484)	705,130
Prepaid expenses and other receivables	1,185,488	314,387
Accounts payable	124,841	160,678
Accrued expenses and other payables	(150,373)	(741,509)
Income taxes payable/refund receivable	2,287,544	(817,448)
Due to related parties	(99,023)	(83,743)
Net cash provided by operating activities	20,435,202	15,054,529
Cash flows from investing activities:
Cash paid for acquisition of Chaodong	(3,808,240)	--
Purchase of property, plant and equipment, including interest capitalized	(5,916,498)	(15,763,947)
Purchase of land use rights and mining rights	(16,291,823)	--
Net cash used in investing activities	(26,016,561)	(15,763,947)
Cash flows from financing activities:
Payment to extinguish long-term Convertible notes	--	(2,535,745)
Net cash used in financing activities	--	(2,535,745)
Cash flows from discontinued operations:
Net cash used in operating activities	(122,075)	(105,334)
Net cash used in investing activities	--	--
Net cash used in financing activities	--	--
Effects of exchange rate changes on cash in discontinued operations	399	29,929
Net cash used in discontinued operations	(121,676)	(75,405)
Effect of exchange rate changes on cash	355,471	31,496
Net decrease in cash	(5,347,564)	(3,289,072)
Cash at beginning of period	115,978,763	114,287,073
Cash at end of period	$110,631,199	$110,998,001
Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	--	$1,386,232
Due to related parties for purchases of property, plant and equipment	--	$139,084
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,964,523	$3,608,212
Cash paid for interest, net of capitalized interest	$2,700,810	$1,487,673

SHENGDATECH, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income from Continuing Operations	$7,079,927	$6,630,881	$13,782,188	$11,984,683
Income Tax	1,044,217	769,192	1,880,489	1,682,540
Interest Expenses, net	3,322,826	2,008,904	6,494,265	4,276,682
Depreciation and Amortization	1,615,000	1,080,439	3,223,058	2,157,259
EBITDA	13,061,970	10,489,416	25,380,000	20,101,164
YoY Growth	24.5%		26.3%

Note:
EBITDA is a financial measure that is not defined by US GAAP. EBITDAwas derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.